Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Adial Pharmaceuticals, Inc. on Form S-8 (File No. 333-226884, 333-233760, 333-248759, 333-260304 and 333-267972), Form S-3 (File No. 333-237793, 333-255352, 333-256621, 333-258048, 333-261509 and 333-263037), and Form S-1 (File No. 333-251122, 333-239678, and 333-272846) of our report dated September 26, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements as of and for the years ended December 31, 2022 and 2021, which report is included in this Current Report on Form 8-K of Adial Pharmaceuticals, Inc.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

September 26, 2023